Exhibit 10.64.1

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, dated as of April 4, 2006, is made by and between Duke Energy Corporation, formerly known as Duke Energy Holding Corp., a Delaware corporation (the “Company”), and James L. Turner (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its shareholders to foster the continued employment of key management personnel; and

WHEREAS, the Board recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive, intending to be legally bound, do hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(A) “Accrued Rights” shall have the meaning set forth in Section 3 hereof.

(B) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(C) “Auditor” shall have the meaning set forth in Section 4.2 hereof.

(D) “Base Amount” shall have the meaning set forth in section 280G(b)(3) of the Code.

(E) “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(F) “Board” shall mean the Board of Directors of the Company.

(G) “Cause” for termination by the Company of the Executive’s employment shall mean (i) a material failure by the Executive to carry out, or malfeasance or gross insubordination in carrying out, reasonably assigned duties or instructions consistent with the Executive’s position, (ii) the final conviction of the Executive of a felony or crime involving moral turpitude, (iii) an egregious act of dishonesty by the Executive (including, without limitation, theft or embezzlement) in connection with employment, or a malicious action by the Executive toward the customers or employees of the Company or any Affiliate, (iv) a material breach by the Executive of the Company’s Code of Business Ethics, or (v) the failure of the Executive to cooperate fully with governmental investigations involving the Company or its Affiliates; provided, however, that the Company shall not have reason to terminate the Executive’s employment for Cause pursuant to this Agreement unless the Executive receives written notice from the Company identifying the acts or omissions constituting Cause and gives the Executive a 30-day opportunity to cure, if such acts or omissions are capable of cure.

(H) A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred (but, for the avoidance of doubt, excluding any transactions contemplated by the Merger Agreement):

(a) an acquisition subsequent to the date hereof by any Person of Beneficial Ownership of thirty percent (30%) or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary;

(b) during any period of two (2) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;

(c) the consummation of a merger, consolidation, reorganization or similar corporate transaction which has been approved by the shareholders of the Company, whether or not the Company is the surviving corporation in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization;

(d) the consummation of (A) the sale or other disposition of all or substantially all of the assets of the Company or (B) a complete liquidation or dissolution of the Company, which has been approved by the shareholders of the Company (in each case, exclusive of any transactions or events resulting from the separation of the Company’s gas and electric businesses); or

(e) adoption by the Board of a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.

(I) “Cinergy Employment Agreement” shall mean the Employment Agreement between Cinergy Corp., its subsidiaries and/or its affiliates and the Executive dated September 24, 2002, as amended from time to time, including pursuant to Section 21 hereof and Exhibit B hereto.

(J) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(K) “Company” shall mean Duke Energy Corporation, formerly known as Duke Energy Holding Corp., a Delaware corporation, and except in determining under Section 1.H hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(L) “Confidential Information” shall have the meaning set forth in Section 8 hereof.

(M) “DB Pension Plan” shall mean any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company and any other defined benefit plan or agreement entered into between the Executive and the Company which is designed to provide the Executive with supplemental retirement benefits.

(N) “DC Pension Plan” shall mean any tax-qualified, supplemental or excess defined contribution plan maintained by the Company and any other defined contribution plan or agreement entered into between the Executive and the Company which is designed to provide the executive with supplemental retirement benefits.

(O) “Date of Termination” with respect to any purported termination of the Executive’s employment after a Change in Control and during the Term, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor (without the consent of the Company) more than sixty (60) days, respectively, from the date such Notice of Termination is given).

(P) “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties.

(Q) “Effective Time” shall have the meaning given to such term in the Merger Agreement.

(R) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(S) “Excise Tax” shall mean any excise tax imposed under section 4999 of the Code.

(T) “Executive” shall mean the individual named in the first paragraph of this Agreement.

(U) “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent which specifically references this Agreement) after any Change in Control of any one of the following acts by the Company, or failures by the Company to act, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof: (i) a reduction in the Executive’s annual base salary as in effect immediately prior to the Change in Control (exclusive of any across the board reduction similarly affecting all or substantially all similarly situated employees determined without regard to whether or not an otherwise similarly situated employee’s employment was with the Company prior to the Change in Control), (ii) a reduction in the Executive’s target annual bonus as in effect immediately prior to the Change in Control (exclusive of any across the board reduction similarly affecting all or substantially all similarly situated employees determined without regard to whether or not an otherwise similarly situated employee’s employment was with the Company prior to the Change in Control), or (iii) the assignment to the Executive of a job position with a total point value under the Hay Point Factor Job Evaluation System that is less than seventy percent (70%) of the total point value of the job position held by the Executive immediately before the Change in Control; provided, however, that in the event there is a claim by the Executive that there has been such an assignment and the Company disputes such claim, whether there has been such an assignment shall be conclusively determined by the HayGroup (or any successor thereto) or if such entity (or any successor) is no longer in existence or will not serve, a consulting firm mutually selected by the Company and the Executive or, if none, a consulting firm drawn by lot from two nationally recognized consulting firms that agree to serve and that are nominated by the Company and the Executive, respectively (such consulting firm, the “Consulting Firm”) under such procedures as the Consulting Firm shall in its sole discretion establish; provided further that such procedures shall afford both the Company and the Executive an opportunity to be heard; and further provided, however, that the Company and the Executive shall use their best efforts to enable and cause the Consulting Firm to make such determination within thirty (30) days of the Executive’s claim of such an assignment.

The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(V) “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of May 8, 2005 by and among the Duke Energy Corporation, Cinergy Corp., Deer Holding Corp., Deer Acquisition Corp. and Cougar Acquisition Corp., as it may be amended.

(W) “Notice of Termination” shall have the meaning set forth in Section 5 hereof.

(X) “Person” shall have the meaning given in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(Y) “Repayment Amount” shall have the meaning set forth in Section 7.3 hereof.

(Z) “Restricted Period” shall have the meaning set forth in Section 7.2 hereof.

(AA) “Severance Payments” shall have the meaning set forth in Section 4.1 hereof.

(BB) “Severance Period” shall have the meaning set forth in Section 4.1(C) hereof.

(CC) “Subsidiary” means an entity that is wholly owned, directly or indirectly, by the Company, or any other affiliate of the Company that is so designated from time to time by the Company.

(DD) “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

(EE) “Total Payments” shall mean those payments so described in Section 4.2 hereof.

2. Term of Agreement. The Term of this Agreement shall commence on the date hereof and shall continue in effect through the second anniversary of the date hereof; provided, however, that commencing on the date that is twenty-four (24) months following the date hereof and each subsequent monthly anniversary, the Term shall automatically be extended for one additional month; further provided, however, the Company or the Executive may terminate this Agreement effective at any time following the second anniversary of the date hereof only with six (6) months advance written notice (which such notice may be given before such second anniversary); and further provided, however, that, notwithstanding the above, if a Change in Control shall have occurred during the Term, the Term shall in no case expire earlier than twenty-four (24) months beyond the month in which such Change in Control occurred. Notwithstanding the preceding sentence, if the Executive’s employment is terminated under circumstances that constitute a “Qualifying Termination” (as defined in the Cinergy Employment Agreement) during the twenty-four (24) month period beginning on the Effective Time, then (i) the Term of this Agreement shall expire immediately prior to such “Qualifying Termination,” without further action by the parties hereto, and except as otherwise provided in Section 21, this Agreement shall be of no further force or effect; and (ii) the Company shall provide to the Executive the amounts payable under, which amounts shall be determined and payable in accordance with the terms and procedures of, the Cinergy Employment Agreement.

3. Compensation Other Than Severance Payments. If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive the salary amounts payable in the normal course for service through the Date of Termination and any rights or payments that have become vested or that are otherwise due in accordance with the terms of any employee benefit, incentive, or compensation plan or arrangement maintained by the Company that the Executive participated in at the time of his or her termination of employment (together, the “Accrued Rights”).

4. Severance Payments.

4.1 Subject to Section 4.2 hereof, and further subject to the Executive executing and not revoking a release of claims substantially in the form set forth as Exhibit A to this Agreement, if the Executive’s employment is terminated following a Change in Control and during the Term (but in any event not later than twenty-four (24) months following a Change in Control), other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then, in either such case, in addition to the payments and benefits representing the Executive’s Accrued Rights, the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 4.1 (“Severance Payments”).

(A) A lump-sum payment equal to (i) the Executive’s annual bonus payment earned for any completed bonus year prior to termination of employment, if not previously paid, plus (ii) a pro-rata amount of the Executive’s target bonus under any performance-based bonus plan, program, or arrangement in which the Executive participates for the year in which the termination occurs, determined as if all program goals had been met, pro-rated based on the number of days of service during the bonus year occurring prior to termination of employment;

(B) In lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive, no later than fifteen (15) business days following the Date of Termination, a lump sum severance payment, in cash, equal to two (or, if less, the number of years (including partial years) until the Executive reaches the Company’s mandatory retirement age, provided that the Company adopts a mandatory retirement age pursuant to 29 USC §631(c)) times the sum of (i) the Executive’s base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the Executive’s target short-term incentive bonus opportunity for the fiscal year in which the Date of Termination occurs or, if higher, the fiscal year in which the first event or circumstance constituting Good Reason occurs.

(C) For a period of two years immediately following the Date of Termination (or, if less, the period until the Executive reaches the Company’s mandatory retirement age, provided that the Company adopts a mandatory retirement age pursuant to 29 USC §631(c)) (the “Severance Period”), the Company shall arrange to provide the Executive and his or her dependents medical, dental, and basic life insurance benefits substantially similar to those provided to the Executive and his or her dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his or her dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after tax cost to the Executive than the after tax cost to the Executive immediately prior to such date or occurrence; provided, however, that, in lieu of providing such benefits, the Company may choose to (i) provide such benefits through a third-party insurer, (ii) make a lump-sum cash payment to the Executive in an amount equal to the aggregate cost of such coverage for the Severance Period, based on the premium costs being utilized for such coverage to former employees under “COBRA” at the Date of Termination, or (iii) make a lump-sum cash payment to the Executive in an amount equal to the anticipated cost of such coverage for the Severance Period, based on the Company’s assumed costs for such coverage for internal accounting purposes at the Date of Termination. Benefits otherwise receivable by the Executive pursuant to this Section 4.1(C) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the Severance Period as a result of subsequent employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive).

(D) In addition to the benefits to which the Executive is entitled under the DC Pension Plan, the Company shall pay the Executive a lump sum amount, in cash, equal to the sum of (i) the amount that would have been contributed thereto by the Company on the Executive’s behalf during the Severance Period, determined (x) as if the Executive made the maximum permissible contributions thereto during such period, (y) as if the Executive earned compensation during such period equal to the sum of the Executive’s base salary and target bonus as in effect immediately prior to the Date of Termination, or, if higher, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason, and (z) without regard to any amendment to the DC Pension Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of benefits thereunder, and (ii) the unvested portion, if any, of the Executive’s account balance under the DC Pension Plan as of the Date of Termination that would have vested had Executive remained employed by the Company for the remainder of the Term.

(E) In addition to the benefits to which the Executive is entitled under the DB Pension Plan, the Company shall pay the Executive a lump sum amount, in cash, equal to the sum of (i) the amount that would have been allocated thereunder by the Company in respect of the Executive during the Severance Period, determined (x) as if the Executive earned compensation during such period equal to the sum of the Executive’s base salary and target bonus as in effect immediately prior to the Date of Termination, or, if higher, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason, and (y) without regard to any amendment to the DB Pension Plan made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of benefits thereunder, and (ii) the Executive’s unvested accrued benefit, if any, under the DB Pension Plan as of the Date of Termination that would have vested had Executive remained employed by the Company for the remainder of the Term.

(F) Notwithstanding the terms of any award agreement or plan document to the contrary, the Executive shall be entitled to receive continued vesting of any long term incentive awards, including awards of stock options but excluding awards of restricted stock, held by the Executive at the time of his or her termination of employment that are not vested or exercisable on such date, in accordance with their terms as if the Executive’s employment had not terminated, for the duration of the Severance Period, with any options or similar rights to remain exercisable (to the extent exercisable at the end of the Severance Period) for a period of 90 days following the close of the Severance Period, but not beyond the maximum original term of such options or rights.

4.2(A) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Payments, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement, the cash Severance Payments shall first be reduced, and the noncash Severance Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments); provided, however, that the Executive may elect to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.

(B) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) who is reasonably acceptable to the Executive and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Change in Control, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

(C) At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

5. Notice of Termination. After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

6. No Mitigation. The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 4 hereof. Further, except as specifically provided in Section 4.1(C) hereof, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

7. Restrictive Covenants.

7.1 Noncompetition and Nonsolicitation. During the Restricted Period (as defined below), the Executive agrees that he or she shall not, without the Company’s prior written consent, for any reason, directly or indirectly, either as principal, agent, manager, employee, partner, shareholder, director, officer, consultant or otherwise (A) become engaged or involved in any business (other than as a less-than three percent (3%) equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market) that competes with the Company or any of its Affiliates in the business of production, transmission, distribution, or retail or wholesale marketing or selling of electricity; gathering, processing or transmission of natural gas, resale or arranging for the purchase or for the resale, brokering, marketing, or trading of natural gas, electricity or derivatives thereof; energy management and the provision of energy solutions; gathering, compression, treating, processing, fractionation, transportation, trading, marketing of natural gas components, including natural gas liquids; management of land holdings and development of commercial, residential and multi-family real estate projects; development and management of fiber optic communications systems; development and operation of power generation facilities, and sales and marketing of electric power and natural gas, domestically and abroad; and any other business in which the Company, including Affiliates, is engaged at the termination of the Executive’s continuous employment by the Company, including Affiliates; or (B) induce or attempt to induce any customer, client, supplier, employee, agent or independent contractor of the Company or any of its Affiliates to reduce, terminate, restrict or otherwise alter its business relationship with the Company or its Affiliates. The provisions of this Section 7.1 shall be limited in scope and effective only within the following geographical areas: (i) any country in the world where the Company, including Affiliates, has at least US$25 million in capital deployed as of termination of the Executive’s continuous employment by Company, including Affiliates; (ii) the continent of North America; (iii) the United States of America and Canada; (iv) the United States of America; (v) the states of North Carolina, South Carolina, Virginia, Georgia, Florida, Texas, California, Massachusetts, Illinois, Michigan, New York, Colorado, Oklahoma and Louisiana; (vi) the states of North Carolina, South Carolina, Texas and Colorado; (vii) following consummation of the transactions contemplated by the Merger Agreement, the states of Ohio, Colorado, Kentucky, and Indiana, and (vii) any state or states with respect to which was conducted a business of the Company, including Affiliates, which business constituted a substantial portion of the Executive’s employment. The parties intend the above geographical areas to be completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area shall not render this Agreement unenforceable as applied to any one or more of the other areas. Nothing in Section 7.1 shall be construed to prohibit the Executive being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict the Executive providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.

7.2 Restricted Period. For purposes of this Agreement, “Restricted Period” shall mean the period of the Executive’s employment during the Term and, in the event of a termination of the Executive’s employment following a Change in Control that entitles Executive to Severance Payments covered by Section 4 hereof, the twelve (12) month period following such termination of employment, commencing from the Date of Termination.

7.3 Forfeiture and Repayments. The Executive agrees that, in the event he or she violates the provisions of Section 7 hereof during the Restricted Period, he or she will forfeit and not be entitled to any Severance Payments or any non-cash benefits or rights under this Agreement (including, without limitation, stock option rights), other than the payments provided under Section 3 hereof. The Executive further agrees that, in the event he or she violates the provisions of Section 7 hereof following the payment or commencement of any Severance Payments, (A) he or she will forfeit and not be entitled to any further Severance Payments, and (B) he or she will be obligated to repay to the Company an amount in respect of the Severance Payments previously made to him or her under Section 4 hereof (the “Repayment Amount”). The Repayment Amount shall be determined by aggregating the cash Severance Payments made to the Executive and multiplying the resulting amount by a fraction, the numerator of which is the number of full and partial calendar months remaining in the Severance Period at the time of the violation (rounded to the nearest quarter of a month), and the denominator of which is twenty-four (24). The Repayment Amount shall be paid to the Company in cash in a single sum within ten (10) business days after the first date of the violation, whether or not the Company has knowledge of the violation or has made a demand for payment. Any such payment made following such date shall bear interest at a rate equal to the prime lending rate of Citibank, N.A. (as periodically set) plus 1%. Furthermore, in the event the Executive violates the provisions of Section 7 hereof, and notwithstanding the terms of any award agreement or plan document to the contrary (which shall be considered to be amended to the extent necessary to reflect the terms hereof), the Executive shall immediately forfeit the right to exercise any stock option or similar rights that are outstanding at the time of the violation, and the Repayment Amount, calculated as provided above, shall be increased by the amount of any gains (measured, if applicable, by the difference between the aggregate fair market value on the date of exercise of shares underlying the stock option or similar right and the aggregate exercise price of such stock option or similar right) realized by the Executive upon the exercise of stock options or similar rights or vesting of restricted stock or other equity compensation within the one-year period prior to the first date of the violation.

7.4 Permissive Release. The Executive may request that the Company release him or her from the restrictive covenants of Section 7.1 hereof upon the condition that the Executive forfeit and repay all termination benefits and rights provided for in Section 4.1 hereof. The Company may, in its sole discretion, grant such a release in whole or in part or may reject such request and continue to enforce its rights under this Section 7.

7.5 Consideration; Survival. The Executive acknowledges and agrees that the compensation and benefits provided in this Agreement constitute adequate and sufficient consideration for the covenants made by the Executive in this Section 7 and in the remainder of this Agreement. As further consideration for the covenants made by the Executive in this Section 7 and in the remainder of this Agreement, the Company has provided and will provide the Executive certain proprietary and other confidential information about the Company, including, but not limited to, business plans and strategies, budgets and budgetary projections, income and earnings projections and statements, cost analyses and assessments, and/or business assessments of legal and regulatory issues. The Executive’s obligations under this Section 7 shall survive any termination of his or her employment as specified herein.

8. Confidentiality. The Executive acknowledges that during the Executive’s employment with the Company or any of its Affiliates, the Executive will acquire, be exposed to and have access to, non-public material, data and information of the Company and its Affiliates and/or their customers or clients that is confidential, proprietary, and/or a trade secret (“Confidential Information”). At all times, both during and after the Term, the Executive shall keep and retain in confidence and shall not disclose, except as required and authorized in the course of the Executive’s employment with the Company or any its Affiliates, to any person, firm or corporation, or use for his or her own purposes, any Confidential Information. For purposes of this Agreement, such Confidential Information shall include, but shall not be limited to: sales methods, information concerning principals or customers, advertising methods, financial affairs or methods of procurement, marketing and business plans, strategies (including risk strategies), projections, business opportunities, inventions, designs, drawings, research and development plans, client lists, sales and cost information and financial results and performance. Notwithstanding the foregoing, “Confidential Information” shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or by the Company or its Affiliates). The Executive acknowledges that the obligations pertaining to the confidentiality and non-disclosure of Confidential Information shall remain in effect for a period of five (5) years after termination of employment, or until the Company or its Affiliates has released any such information into the public domain, in which case the Executive’s obligation hereunder shall cease with respect only to such information so released into the public domain. The Executive’s obligations under this Section 8 shall survive any termination of his or her employment. If the Executive receives a subpoena or other judicial process requiring that he or she produce, provide or testify about Confidential Information, the Executive shall notify the Company and cooperate fully with the Company in resisting disclosure of the Confidential Information. The Executive acknowledges that the Company has the right either in the name of the Executive or in its own name to oppose or move to quash any subpoena or other legal process directed to the Executive regarding Confidential Information. Notwithstanding any other provision of this Agreement, the Executive remains free to report or otherwise communicate any nuclear safety concern, any workplace safety concern, or any public safety concern to the Nuclear Regulatory Commission, United States Department of Labor, or any other appropriate federal or state governmental agency, and the Executive remains free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation with respect to any claims and matters not resolved and terminated pursuant to this Agreement. With respect to any claims and matters resolved and terminated pursuant to this Agreement, the Executive is free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation if subpoenaed. The Executive shall give the Company, through its legal counsel, notice, including a copy of the subpoena, within twenty-four (24) hours of receipt thereof.

9. Return of Company Property. All records, files, lists, including, computer generated lists, drawings, documents, equipment and similar items relating to the business of the Company and its Affiliates which the Executive shall prepare or receive from the Company or its Affiliates shall remain the sole and exclusive property of Company and its Affiliates. Upon termination of the Executive’s employment for any reason, the Executive shall promptly return all property of Company or any its Affiliates in his or her possession. The Executive further represents that he or she will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company or any of its Affiliates.

10. Acknowledgement and Enforcement. The Executive acknowledges that the restrictions contained in this Agreement with regards to the Executive’s use of Confidential Information and his or her future business activities are fair, reasonable and necessary to protect the Company’s legitimate protectable interests, particularly given the competitive nature and broad scope of the Company’s business and that of its Affiliates, as well as the Executive’s position with the Company. The Executive further acknowledges that the Company may have no adequate means to protect its rights under this Agreement other than by securing an injunction (a court order prohibiting the Executive from violating this Agreement). The Executive therefore agrees that the Company, in addition to any other right or remedy it may have, shall be entitled to enforce this Agreement by obtaining a preliminary and permanent injunction and any other appropriate equitable relief in any court of competent jurisdiction. The Executive acknowledges that the recovery of damages will not be an adequate means to redress a breach of this Agreement, but nothing in this Section 10 shall prohibit the Company from pursuing any remedies in addition to injunctive relief, including recovery of damages and/or any forfeiture or repayment obligations provided for herein.

11. Successors; Binding Agreement.

11.1 In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

11.2 This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate; provided, however, such amounts shall be offset by any amounts owed by the Executive to the Company.

12. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile, (c) one day after timely delivery to an overnight delivery courier, or (d) when delivered or mailed by United States registered mail, return receipt requested, postage prepaid. The addresses for such notices shall be as follows:

To the Company:

Duke Energy Corporation

Post Office Box 1006, EC3XB

Charlotte, North Carolina 28201-1006

Attention: Mr. Paul Anderson

                 Chairman of the Board

With a Copy to:

Duke Energy Corporation

526 South Church Street

Charlotte, North Carolina 28202

Attention: Mr. Christopher C. Rolfe

                 Group Executive and Chief HR Officer

To the Executive: At the most recent address on file in the records of the Company

Either party hereto may, by notice to the other, change its address for receipt of notices hereunder.

13. 409A. It is the intention of the Company and the Executive that this Agreement not result in unfavorable tax consequences to the Executive under Section 409A of the Code. Accordingly, the Executive consents to any amendment of this Agreement as the Company may reasonably make in furtherance of such intention, and the Company shall promptly provide, or make available to, the Executive a copy of such amendment.

14. Miscellaneous. Except as otherwise provided in Section 13 hereof, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Chairman of the Board (or such officer as may be specifically designated by the Chairman of the Board). No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Subject to Sections 2 and 21 hereof, this Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive’s employment with the Company is terminated during the Term and on or within two years following a Change in Control, by the Company other than for Cause or by the Executive for Good Reason. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of North Carolina. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed and no such payments shall be treated as creditable compensation under any other employee benefit plan, program, arrangement or agreement of or with the Company or its affiliates. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 4 and 21 hereof) shall survive such expiration.

15. Certain Legal Fees. To provide the Executive with reasonable assurance that the purposes of this Agreement will not be frustrated by the cost of enforcement, the Company shall reimburse the Executive promptly after receipt of an invoice for reasonable attorneys’ fees and expenses incurred by the Executive as a result of a claim that the Company has breached or otherwise failed to perform its obligations under this Agreement or any provision hereof, regardless of which party, if any, prevails in the contest; provided, however, that Company shall not be responsible for such fees and expenses to the extent incurred in connection with a claim made by the Executive that the trier of fact in any such contest finds to be frivolous or if the Executive is determined to have breached his or her obligations under Sections 7, 8, 9, 16, or 17 of this Agreement; and provided further, however, the Company shall not be responsible for such fees or expenses in excess of $50,000 in the aggregate.

16. Cooperation. The Executive agrees that he or she will fully cooperate in any litigation, proceeding, investigation or inquiry in which the Company or its Affiliates may be or become involved. The Executive also agrees to cooperate fully with any internal investigation or inquiry conducted by or on behalf of the Company. Such cooperation shall include the Executive making himself or herself available, upon the request of the Company or its counsel, for depositions, court appearances and interviews by Company’s counsel. The Company shall reimburse the Executive for all reasonable and documented out-of-pocket expenses incurred by him or her in connection with such cooperation. To the maximum extent permitted by law, the Executive agrees that he or she will notify the Board if he or she is contacted by any government agency or any other person contemplating or maintaining any claim or legal action against the

Company or its Affiliates or by any agent or attorney of such person. Nothing contained in this Section 16 shall preclude the Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or as may be required by law.

17. Non-Disparagement. The Executive agrees that he or she will not make or publish, or cause to be made or published, any statement which is, or may reasonably be considered to be, disparaging of the Company or its Affiliates, or directors, officers or employees of the businesses of the Company or its Affiliates. Nothing contained in this Section 17 shall preclude the Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or as may be required by law.

18. Validity; Severability. The invalidity or unenforceability of any provision of any Section or sub-Section of this Agreement, including, but not limited to, any provision contained in Section 7 hereof, shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be unenforceable because of the scope, activity or duration of such provision, or the area covered thereby, the parties hereto agree to modify such provision, or that the court making such determination shall have the power to modify such provision, to reduce the scope, activity, duration and/or area of such provision, or to delete specific words or phrases therefrom, and in its reduced or modified form, such provision shall then be enforceable and shall be enforced to the maximum extent permitted by applicable law.

19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20. Settlement of Disputes. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Chairman of the Board and shall be in writing. Any denial by the Chairman of the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific provisions of this Agreement relied upon.

21. Amendment to Cinergy Employment Agreement. The Cinergy Employment Agreement is hereby amended, effective as of April 4, 2006, as provided on the attached Exhibit B. This Section 21, Exhibit B and the Cinergy Employment Agreement shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DUKE ENERGY CORPORATION

By:	\s\ Paul M. Anderson
Name:	Paul M. Anderson
Title:	Chairman of the Board

\s\ James L. Turner
James L. Turner

EXHIBIT A

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (the “Release”) is executed and delivered by James L. Turner (the “Employee”) to DUKE ENERGY CORPORATION (together with its successors, “Duke”).

In consideration of the agreement by Duke to provide the Employee with the rights, payments and benefits under the Change in Control Agreement between the Employee and Duke dated                    (the “Severance Agreement”), the Employee hereby agrees as follows:

Section 1. Release and Covenant. The Employee, of his or her own free will, voluntarily and unconditionally releases and forever discharges Duke, its subsidiaries, parents, affiliates, their directors, officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with Duke) (the “Duke Releasees”) from, any and all past or present causes of action, suits, agreements or other claims which the Employee, his or her dependents, relatives, heirs, executors, administrators, successors and assigns has or may hereafter have from the beginning of time to the date hereof against Duke or the Duke Releasees upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any matters arising out of his or her employment by Duke and the cessation of said employment, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the North Carolina Equal Employment Protection Act and any other federal, state or local law, regulation or ordinance, or public policy, contract or tort law having any bearing whatsoever on the terms and conditions of employment or termination of employment. This Release shall not, however, constitute a waiver of any of the Employee’s rights under the Severance Agreement.

Section 2. Due Care. The Employee acknowledges that he or she has received a copy of this Release prior to its execution and has been advised hereby of his or her opportunity to review and consider this Release for 21 days prior to its execution. The Employee further acknowledges that he or she has been advised hereby to consult with an attorney prior to executing this Release. The Employee enters into this Release having freely and knowingly elected, after due consideration, to execute this Release and to fulfill the promises set forth herein. This Release shall be revocable by the Employee during the 7-day period following its execution, and shall not become effective or enforceable until the expiration of such 7-day period. In the event of such a revocation, the Employee shall not be entitled to the consideration for this Release set forth above.

Section 3. Nonassignment of Claims; Proceedings. The Employee represents and warrants that there has been no assignment or other transfer of any interest in any claim which the Employee may have against Duke or any of the Duke Releasees. The Employee represents that he or she has not commenced or joined in any claim, charge, action or proceeding whatsoever against Duke or any of the Duke Releasees arising out of or relating to any of the matters set forth in this Release. The Employee further agrees that he or she will not seek or be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against Duke or any of the Duke Releasees for any of the matters set forth in this Release.

A-1

Section 4. Reliance by Employee. The Employee acknowledges that, in his or her decision to enter into this Release, he or she has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of Duke or any of the Duke Releasees, except as set forth in this Release and the Severance Agreement.

Section 5. Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of Duke or any of the Duke Releasees.

Section 6. Communication of Safety Concerns. Notwithstanding any other provision of this Agreement, the Employee remains free to report or otherwise communicate any nuclear safety concern, any workplace safety concern, or any public safety concern to the Nuclear Regulatory Commission, United States Department of Labor, or any other appropriate federal or state governmental agency, and the Employee remains free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation with respect to any claims and matters not resolved and terminated pursuant to this Agreement. With respect to any claims and matters resolved and terminated pursuant to this Agreement, the Employee is free to participate in any federal or state administrative, judicial, or legislative proceeding or investigation if subpoenaed. The Employee shall give Duke, through its legal counsel, notice, including a copy of the subpoena, within twenty-four (24) hours of receipt thereof.

Section 7. Governing Law. This Release shall be interpreted, construed and governed according to the laws of the State of North Carolina, without reference to conflicts of law principles thereof.

This RELEASE OF CLAIMS AND is executed by the Employee and delivered to Duke on                             .

EMPLOYEE

James L. Turner

A-2

EXHIBIT B

AMENDMENT TO EMPLOYMENT AGREEMENT

The Employment Agreement between Cinergy Corp., its subsidiaries and/or its affiliates (“Cinergy”) and James L. Turner (the “Executive”) dated as of September 24, 2002, as amended as of December 17, 2003, July 19, 2004 and May 9, 2005 (the “Cinergy Employment Agreement”) is hereby amended effective as of April 4, 2006.

Recitals

A. Cinergy Corp. is party to an Agreement and Plan of Merger by and among Duke Energy Corporation, Cinergy Corp., Deer Holding Corp., Deer Acquisition Corp. and Cougar Acquisition Corp., dated as of May 8, 2005 (as amended, the “Merger Agreement”).

B. Pursuant to the Merger Agreement, effective as of the “Effective Time” (as such term is defined in the Merger Agreement, the “Effective Time”), Cinergy Corp. became a wholly-owned subsidiary of Duke Energy Corporation, formerly known as Duke Energy Holding Corp., a Delaware corporation (“Duke Energy”).

C. The Executive and Cinergy have entered into the Cinergy Employment Agreement, and pursuant to the terms of the Merger Agreement, effective as of the Effective Time, Duke Energy is the successor to Cinergy under the Cinergy Employment Agreement.

D. Duke Energy and/or its affiliates desire to employ the Executive as of the Effective Time, and the Executive desires to accept a position with Duke Energy and/or its affiliates.

E. Duke Energy and the Executive desire to amend the Cinergy Employment Agreement to reflect the consummation of the mergers contemplated in the Merger Agreement and the parties’ agreement regarding the continued employment of the Executive.

Amendment

1. Section 1b of the Cinergy Employment Agreement is hereby superseded and replaced in its entirety as set forth below:

“b.	The Employment Period of this Agreement will commence as of the Effective Date and continue until the second anniversary of the Effective Time.”

2. The first sentence of Section 2a of the Cinergy Employment Agreement is hereby superseded and replaced as set forth below:

“The Executive will serve Duke Energy and its affiliates as Group Executive and Chief Commercial Officer U.S. Franchised Electric & Gas of Duke Energy and he will have such responsibilities, duties, and authority as are customary for someone of that position and such additional duties, consistent with his position, as may be assigned to him from time to time during the Employment Period by Duke Energy’s Board of Directors or Chief Executive Officer.”

3. The first sentence of Section 2b of the Cinergy Employment Agreement is hereby superseded and replaced as set forth below:

“In connection with the Executive’s employment, the Executive will be based at the principal executive offices of Duke Energy in Charlotte, North Carolina.”

4. Section 3a of the Cinergy Employment Agreement is hereby amended by substituting the base salary amount of “$346,500” with the amount of “$561,600”.

5. Section 3b(i) of the Cinergy Employment Agreement is hereby superseded and replaced in its entirety as set forth below:

“(i)	(1) Welfare Benefits. During the Employment Period, the Executive shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by Duke Energy and its affiliates to the extent applicable generally to other peer executives of Duke Energy and its affiliates.

(2) Retirement Benefits During the Transition Period. During the Transition Period, the Executive shall be entitled to participate in Cinergy’s savings and retirement plans, practices, policies and programs on the same terms and conditions as were in effect immediately prior to the Effective Time, as such plans, practices, policies and programs may be amended from time to time for legal compliance and administrative purposes. During the Transition Period, the Executive shall continue to accrue a retirement benefit under the Cinergy Corp. Excess Pension Plan, the Senior Executive Supplement portion of the Cinergy Corp. Supplemental Executive Retirement Plan (the “SERP”) and Section 3b(ii) of this Agreement (collectively, the “Cinergy Nonqualified DB Benefit Plans”) pursuant to those existing plans and the Cinergy Employment Agreement.

(3) Conversion of SERP and Related Benefits. At the end of the Transition Period, in cancellation of the Executive’s right to the benefit that he has accrued (prior to and during the Transition Period) under the Cinergy Nonqualified DB Benefit Plans, Duke Energy will credit (in a manner that results in no constructive receipt and continues to permit tax deferral) an amount (the “Lump Sum Credit”) equal to the actuarial present value of such benefit to a nonqualified retirement plan maintained by Duke Energy, which actuarial present value shall be calculated based on the same terms and conditions as those applicable to other peer executives of Duke Energy and its affiliates who were previously employed by Cinergy. The amount credited to the nonqualified retirement plan maintained by Duke Energy pursuant to this paragraph shall be payable in accordance with the terms of such plan, provided, however, that in all events the Executive shall be entitled to elect (in accordance with procedures established by Duke Energy and its affiliates) to receive his vested benefit under such plan in a single lump sum payable within thirty days following his termination of employment with Duke Energy and its affiliates. The portion of the Lump Sum Credit that is equal to the actuarial present value of the vested benefit to which the Executive was entitled as of the end of the Transition Period shall be fully vested at all times, and the remaining portion of the Lump Sum Credit shall vest, subject to the Executive’s continuing employment, upon the earliest to occur of (i) the second anniversary of the Effective Time, (ii) the Executive’s death, (iii) the Executive’s voluntary termination for Good Reason or (iv) the Executive’s involuntary termination without Cause.

(4) Retirement Benefits Following the Transition Period. During the portion of the Employment Period that follows the Transition Period, the Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other peer executives of Duke Energy and its affiliates, on comparable terms and conditions.”

6. Sections 3b(v) – (vi) of the Cinergy Employment Agreement are hereby superseded and replaced in their entirety as set forth below:

“(v) The Executive shall be granted, during the Employment Period, cash-based and equity-based awards representing the opportunity to earn incentive compensation on terms and conditions no less favorable to the Executive, in the aggregate, than those provided generally to other peer executives of Duke Energy and its affiliates. In determining whether the Executive’s incentive compensation opportunities during the Employment Period meet the requirements of the preceding sentence, there shall be taken into account all relevant terms and conditions, including, without limitation and to the extent applicable, the potential value of such awards at minimum, target and maximum performance levels, and the difficulty of achieving the applicable performance goals.

(vi) As soon as administratively practicable following the Effective Time, Duke Energy will cause a retention award to be granted to the Executive, which award will be evidenced by an award agreement containing customary terms not otherwise inconsistent with those described herein. The retention award shall provide a cash payment to the Executive, in an amount equal to $900,000, subject to the Executive’s continued employment with Duke Energy and its affiliates until, and payable upon, the earlier of the second anniversary of the Effective Time or the date of the Executive’s Qualifying Termination.”

7. Section 3c of the Cinergy Employment Agreement is hereby superseded and replaced in its entirety as set forth below:

“c. Fringe Benefits, Perquisites and Relocation to Charlotte. During the Employment Period, the Executive shall be entitled to fringe benefits, if any, applicable generally to other peer executives of Duke Energy and its affiliates, on comparable terms and conditions. Until the second anniversary of the Effective Time, Duke Energy will reimburse the Executive for costs incurred on account of his relocation to Charlotte, North Carolina in accordance with the Duke Energy relocation policies and procedures as in effect with respect to other peer executives of Duke Energy and its affiliates who were previously employed by Cinergy, which policies and procedures in no event will be less favorable than the Relocation Program maintained by Cinergy immediately prior to the Effective Time. The Executive shall be eligible to receive installment payments, in the aggregate amount of $150,000, in consideration for the elimination of the perquisites previously provided by Cinergy, which payments shall be made over a three-year period in accordance with procedures established by Duke Energy from time to time.”

8. Section 3e of the Cinergy Employment Agreement is hereby amended by deleting the reference to “Cincinnati, Ohio” and substituting therefore a reference to “Charlotte, North Carolina or Cincinnati, Ohio”.

9. Sections 4g, 5a(ii) and 5a(iii)(7) of the Cinergy Employment Agreement are hereby deleted.

10. Section 5a(iii)(3) of the Cinergy Employment Agreement is hereby amended by adding the following at the end thereof:

“Notwithstanding the foregoing, the benefit that otherwise would be provided under this Section 5a(iii)(3) shall be reduced, but not below $0, by the Actuarial Equivalent of the incremental benefit, if any, provided by Duke Energy, pursuant to Section 3b(i)(3), in consideration for the benefits otherwise payable to the Executive under this Section 5a(iii)(3).”

11. Section 11 of the Cinergy Employment Agreement is hereby amended by adding the following new subsections at the end thereof:

“(uu) Duke Energy. “Duke Energy” means Duke Energy Corporation, a Delaware Corporation, formerly known as Duke Energy Holding Corp.

(vv) Effective Time. “Effective Time” has the meaning given to that term in the Agreement and Plan of Merger, dated as of May 8, 2005, by and among Duke Energy Corporation, Cinergy Corp., Duke Holding Corp., Duke Acquisition Corp., and Cinergy Acquisition Corp.

(ww) Transition Period. “Transition Period” means the period beginning on the Effective Time and ending on a date designated by the Chief Executive Officer, but no later than January 1, 2007.

(xx) To the extent applicable and unless the context clearly indicates otherwise, (i) any reference in this Agreement to a plan, practice, policy or program of Cinergy Corp. or its affiliates shall include any successor or substitute plan, practice, policy or program maintained by Duke Energy and its affiliates and (ii) “Duke Energy” shall be substituted for each reference herein to “Cinergy Corp.” or “Cinergy”.”

12. Section 12 of the Cinergy Employment Agreement is hereby amended by adding the following new Section (j) at the end thereof:

“(j) To the extent applicable, the parties intend that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner consistent with this intent. Any provision that would cause any amount payable or benefit provided under this Agreement to be includable in the gross income of the Executive under Section 409A(a)(1) of the Code shall have no force and effect unless and until amended to cause such amount or benefit to not be so includable (which amendment shall be negotiated in good faith by the parties and shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code). Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” at the time of his “separation from service” (in each case within the meaning of Section 409A of the Code), then any benefits hereunder subject to Section 409A of the Code that would otherwise be paid or provided during the first six months following such separation from service shall be accumulated through and paid on the first business day following the six month anniversary of such separation of service (or if earlier, the date of the Executive’s death).”

13. Except as explicitly set forth herein, the Cinergy Employment Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

DUKE ENERGY CORPORATION

By:	\s\ James E. Rogers
Name:	James E. Rogers
Title:	Chief Executive Officer

\s\ James L. Turner
James L. Turner